UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2025

SIDUS SPACE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41154	46-0628183
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Sykes Creek Parkway, Suite 200 Merritt Island, FL	32953
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (321) 613-5620

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	SIDU	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 14, 2025, Adarsh Parekh was appointed as Chief Financial Officer of the Company, effective January 27, 2025. Mr. Parekh has entered into an employment agreement with the Company for a one year term which will automatically renew for successive one year terms unless either party provides written notice of non-renewal (the “Agreement”).

Under the terms of the Agreement, Mr. Parekh is entitled to receive an annual base salary of $325,000 with an annual performance bonus with a target amount equal to up to 40% of his annual base salary based upon the Board’s assessment of Mr. Parekh’s and the Company’s attainment of goals as set by the Board in its sole discretion. In accordance with the Agreement, Mr. Parekh will also be granted a restricted stock unit of 25,000 shares of the Company’s Class A common stock which will vest over three years. In addition, the Agreement contains non-competition and non-solicitation provisions.

Pursuant to the Agreement, in the event Mr. Parekh’s employment is terminated without cause, due to a non-renewal by the Company, or if he resigns for “good reason” (in each case, other than within twelve (12) months following a change in control), Mr. Parekh is entitled to (i) a cash payment equal to 50% of his annual base salary in effect on his last day of employment; (ii) a lump sum payment equal to the amount of any annual bonus earned with respect to a prior fiscal year, but unpaid as of the date of termination; (iv) a lump sum payment equal to the amount of annual bonus that was accrued through the date of termination for the year in which employment ends; and (v) subject to Mr. Parekh’s compliance with his restrictive covenants, the outstanding and unvested portion of any time-vesting equity award that would have vested during the one (1) year period following Mr. Parekh’s termination had he remained an employee shall automatically vest upon his termination date.

In the event that Mr. Parekh’s employment is terminated due to his death or disability, he will be entitled to receive (i) any accrued but unpaid base salary, (ii) a lump sum payment equal to the amount of any annual bonus earned with respect to a prior fiscal year, but unpaid as of the date of termination; and (iii) a lump sum payment equal to the amount of annual bonus that was accrued for the year in which employment ends.

In the event that Mr. Parekh’s employment is terminated due to his non-renewal or resignation without “good reason,” he will be entitled to receive (i) any accrued but unpaid base salary; (ii) a lump sum payment equal to the amount of any annual bonus earned with respect to a prior fiscal year, but unpaid as of the date of termination and (iii) a lump sum payment equal to the amount of annual bonus that was accrued for the year in which employment ends.

There are no arrangements or understandings between Mr. Parekh and any other person pursuant to which he was selected as an officer of the Company, and there is no family relationship between Mr. Parekh and any of the Company’s other directors or executive officers.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

A press release announcing these matters is filed as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated January 13, 2025 between Sidus Space, Inc. and Adarsh Parekh
99.1	Press Release dated January 21, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIDUS SPACE, INC.
Dated: January 21, 2025
	By:	/s/ Carol Craig
	Name:	Carol Craig
	Title:	Chief Executive Officer

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